EXHIBIT 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4, No. 333-115327) and related Prospectus of UnitedHealth Group Incorporated for the registration of 57,687,405 shares of its common stock and to the incorporation by reference of our report dated January 30, 2004, with respect to the consolidated financial statements and schedules of Oxford Health Plans, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 11, 2004